Exhibit 10.20

EXECUTION VERSION

INTERCOMPANY AGREEMENT

This Intercompany Agreement (this “Agreement”) is made and entered into as of November 17, 2014 (the “Effective Date”) by and between SunEdison, Inc., a Delaware corporation (“SunEdison” or “Holdco Buyer”), SunEdison Holdings Corporation, a Delaware corporation (“SE Holdings”), and TerraForm Power, LLC, a Delaware limited liability company (“TERP LLC” or “Operating Buyer,” and together with Holdco Buyer, each a “Buyer,” and collectively “Buyers”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, SunEdison and TERP LLC are parties to that certain Project Support Agreement dated as of July 23, 2014 (as the same may be amended or otherwise modified from time to time, the “Project Support Agreement”); SunEdison, TERP LLC, TerraForm Power, Inc., a Delaware corporation (“TERP Inc.”), and TerraForm Power Operating, LLC, a Delaware limited liability company (“TERP Operating”), are parties to that certain Management Services Agreement dated as of July 23, 2014 (as the same may be amended or otherwise modified from time to time, the “MSA”); and SunEdison, SE Holdings, TERP Inc. and TERP LLC are parties to that certain Interest Payment Agreement dated as of July 23, 2014 (as the same may be amended or otherwise modified from time to time, the “Interest Payment Agreement”).

WHEREAS, simultaneously with the execution of this Agreement, Buyers will enter into a Purchase and Sale Agreement (the “Purchase Agreement”) with TERP Inc., as guarantor, First Wind Holdings, LLC, a Delaware limited liability company (the “Company”), First Wind Capital, LLC , a Delaware limited liability company and wholly owned Subsidiary of the Company (“Operating Seller”), D. E. Shaw Composite Holdings, L.L.C., a Delaware limited liability company (“Blocker Parent”), the Company Members set forth on Schedule 1.01(a) thereto (the “Company Sellers,” and together with Blocker Parent, each a “Seller” and collectively, the “Sellers”), and D. E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., acting jointly, solely in their capacity as the representative of the Sellers for the purposes specified therein, providing for the transactions contemplated thereby (collectively, the “Transaction”);

WHEREAS, the parties desire to set forth their agreement with respect to, among other things, (a) contributions towards shared costs and expenses, (b) allocation of the up to $150,000,000 of Earnout Project Payments available to satisfy Losses that are the subject of claims made pursuant to Section 12.02(a) of the Purchase Agreement (the “Earnout Indemnity Pool”) in case aggregate claims exceed the Earnout Indemnity Pool, (c) reimbursement by Holdco Buyer to Operating Buyer of the up to $20,000,000 of the Escrow Funds released upon a CAFD Employee Acceleration Event pursuant to Section 2.06(d) of the Purchase Agreement, (d) reimbursement of certain excess capital expenditures that the Operating Entities may make during the first 5 years following the Closing (“Operating Entity Capital Expenditures”), (e) the grant by SunEdison to TERP of certain call right options with respect to the Earnout Projects, and (f) the modification of certain terms of the Interest Payment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Shared Costs. Subject to the provisions of the MSA in case the Closing does not occur, and except with respect to any fees, original issuer discounts or other costs of financings or commitments for the benefit of one or more specific parties and the costs of any advisors or consultants of one or more specific parties, each Buyer agrees to be responsible for, and to pay, reimburse or contribute (or cause one of its Affiliates to pay, reimburse or contribute) its Proportionate Share of (a) any amounts or expenses required to be paid collectively by Buyers pursuant to the Purchase Agreement in order to reach Closing, including without limitation, filing fees under the HSR Act, and (b) fees and expenses payable to legal, technical, and accounting advisors retained to represent or advise Buyers jointly in connection with the Transaction, with “Proportionate Share” defined as a share of 65% for Holdco Buyer and 35% for Operating Buyer.

2. Earnout Indemnity Pool Allocation. Each Buyer acknowledges and agrees that, in general, its sole recourse to obtain payment of indemnifiable Losses will be through set-offs against the Earnout Indemnity Pool in accordance with the terms of the Purchase Agreement up to the full amount of such Earnout Indemnity Pool or any applicable sub-limit (as applicable, the “Indemnity Limit”). Accordingly, Buyers agree as follows:

(a) Subject to clauses (b) and (c) immediately below, if an indemnity payment is due and payable to Operating Buyer pursuant to the Purchase Agreement, Holdco Buyer agrees to set off such indemnity payment against Earnout Project Payments due to the Sellers pursuant to Section 2.04 of the Purchase Agreement up to the Indemnity Limit, and pay the relevant amount to Operating Buyer within 30 days of such payments becoming due and payable to Operating Buyer.

(b) If (i) indemnity payments are due to Holdco Buyer pursuant to the Purchase Agreement, but (ii) the Indemnity Limit has been reached and (iii) this results in the inability of Holdco Buyer to offset all or part of such indemnity payments against Earnout Project Payments (the “Unrecoverable Amount”), and (iv) Operating Buyer has actually received indemnity payments that exceed its Proportionate Share of the Earnout Indemnity Pool (the “Operating Buyer Excess Indemnification”), then Operating Buyer shall repay to Holdco Buyer an amount equal to the lesser of the Unrecoverable Amount and the Operating Buyer Excess Indemnification within 30 days of the date such indemnity payment would have become due and payable to Holdco Buyer disregarding the Indemnity Limit.

(c) If (i) indemnity payments are due to Operating Buyer pursuant to the Purchase Agreement, but (ii) the Indemnity Limit has been reached and (iii) this results in an Unrecoverable Amount, and (iv) Holdco Buyer has offset indemnity claims due to Holdco Buyer against Earnout Project Payments that exceed, in the aggregate, Holdco Buyer’s Proportionate Share of the Earnout Indemnity Pool (such excess, the “Holdco Buyer Excess Indemnification”), then Holdco Buyer shall pay to Operating Buyer an amount equal to the lesser of the Unrecoverable Amount and the Holdco Buyer Excess Indemnification within 30 days of the date such indemnity payment would have become due and payable to Operating Buyer disregarding the Indemnity Limit.

(d) The provisions of this Section 2 shall not apply to any indemnification payment any of the Buyers receive that is not counted towards the Indemnity Limit.

3. Escrow Acceleration Payment. The parties acknowledge and agree that, in the event that Operating Buyer is required to release any amounts from the Escrow Account to the Paying Agent as a result of a CAFD Employee Acceleration Event (the “Escrow Acceleration Payment”), Holdco Buyer shall, upon receipt of a written demand from Operating Buyer, together with reasonable documentation that Operating Buyer would have had the right to withdraw funds from the Escrow Account had there not been an Escrow Acceleration Payment (a “CAFD Claim”), pay (or cause one of its Affiliates to pay) an amount equal to the CAFD Claim to Operating Buyer within 30 days of such written demand.

4. Non-Payment. Each Buyer acknowledges and agrees that, in the event that a Buyer does not pay its portion of the Total Purchase Price in accordance with the Purchase Agreement (the “Non-Paying Buyer,” and such failure to pay, a “Non-Payment Event”), the other Buyer shall have no recourse against the Non-Paying Buyer for liabilities incurred as a result of a Non-Payment Event, including, without limitation, all cost, fees and expenses incurred in connection with a Non-Payment Event; provided that nothing in this foregoing shall affect the obligations of SunEdison under the MSA to pay fees or expenses in case Closing does not occur; and provided, further, that to the extent that a Buyer has liability to any Seller in connection with the Purchase Agreement or any other agreement entered into in connection with the Transactions (collectively, the “Transaction Agreements”) that would not have existed but for a breach of such Transaction Agreement by such other Buyer, then such other Buyer shall indemnify the Buyer not in breach of such Transaction Agreement for any liability incurred by such non-breaching Buyer.

5. Excess CAPEX Reimbursement.

(a) The parties acknowledge and agree that the allocation of payments and liabilities with respect to the Transaction among the Buyers assumes that any Operating Entity Capital Expenditures to be made in the five years after Closing (the “Reimbursement Period”) do not exceed the amounts set forth in the email titled “Capex summary for Hurricane” sent by Francisco Perez Gundin to Brian Wuebbels and Martin Truong on November 17, 2014 at 5:12 pm Eastern time (the “CAPEX Plan,”). HoldCo Buyer therefore agrees that, to the extent Operating Buyer, in its reasonable discretion, determines that Operating Entity Capital Expenditures are necessary or appropriate in accordance with good engineering practice in excess of the Plan, (“Excess Capital Expenditures”) and actually incurs such Excess Capital Expenditures during the Reimbursement Period, Holdco Buyer shall reimburse Operating Buyer for any such Excess Capital Expenditures up to an aggregate amount of $ 50 million.

(b) Characterization of Payments. Any payments made by Holdco Buyer or any of its Affiliates with respect to Excess Capital Expenditures shall be treated as a contribution by SunEdison (or its applicable affiliate) to the capital of SE Holdings, followed by a contribution by SE Holdings to the capital of Operating Buyer. However, none of SunEdison, SE Holdings or their respective affiliates shall have any rights, at any time, to reimbursement of any payments made with respect to Excess Capital Expenditures.

6. Earnout Projects as Call Right Assets.

(a) The Parties hereby agree that, subject to the provisions of this Section 6, all Earnout Projects and the projects set forth on Exhibit A attached hereto (collectively, the “Additional Call Right Projects”) shall be deemed to be “Call Right Assets” as defined in the Project Support Agreement, and be subject to all provisions of the Project Support Agreement relating to Call Right Assets.

(b) Notwithstanding the foregoing, Holdco Buyer may sell, contribute or otherwise transfer its rights in any Additional Call Right Project to an entity (a “Dropdown Warehouse”) that the parties may set up with third party investors and / or financial institutions for the purpose of providing financing for the construction and operation of such Earnout Project, as long as (i) TERP LLC or any of its subsidiaries shall have a call right to acquire such Additional Call Right Project from the Dropdown Warehouse following its completion, and (ii) the terms of such call right, any right the Dropdown Warehouse may have to put the relevant Additional Call Right Project to TERP LLC or any of its subsidiaries, or any other material right of the Dropdown Warehouse with respect to such Additional Call Right Project that may adversely affect TERP, Inc. or any of its subsidiaries shall have been approved by TERP LLC prior to such sale, contribution or other transfer (with the approval of the Conflicts Committee, as defined below).

(c) For the avoidance of doubt, (i) neither SunEdison nor Holdco Buyer are making any representations regarding the Estimated CAFD (as defined in the Project Support Agreement) to be generated by any of the Additional Call Right Projects, (ii) no Estimated CAFD from any Additional Call

Right Project shall count towards SunEdison’s CAFD Commitment under the Project Support Agreement and (iii) except pursuant to a separate agreement entered into with the approval of the Conflicts Committee, neither TERP, Inc., nor TERP LLC, nor TERP Operating or any of their subsidiaries shall have any obligation to make or liability for making any payments to any person with respect to the Additional Call Right Projects.

7. Modifications to Interest Payment Agreement. The parties agree that, effective at the closing of the financing agreements that will replace the Credit Agreement (as defined in the Interest Payment Agreement) at Closing (the “Replacement Financing Agreement”), the Interest Payment Agreement shall be amended so that SunEdison will provide the same level of support to TERP Operating (or its relevant affiliate) as is currently provided to TERP Operating pursuant to the Interest Payment Agreement, notwithstanding the repayment of the Term Loan (as defined in the Interest Payment Agreement).

8. O&M Agreements for Certain Projects. The parties agree that Sec. 2.4.2 (Assumption of O&M and Asset Management Contracts) of the Management Services Agreement shall apply to the projects set forth on Exhibit B hereto, provided that for the years 2015 through 2019, the aggregate fee charged by the relevant affiliate of SunEdison with respect to labor costs under the relevant O&M contracts shall not exceed the amount set forth for the relevant year.

9. Representations and Warranties. Each party hereby represents and warrants to the other parties that:

(a) it is validly organized and existing under the laws of the State of Delaware;

(b) it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(c) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d) the execution and delivery of this Agreement by it and the performance by it of its duties obligations hereunder do not and will not contravene, breach or result in any default under its Organizational Documents, or under any mortgage, lease, agreement or other legally binding instrument, permit or applicable law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on its business, assets, financial condition or results of operations taken as a whole;

(e) no authorization, consent or approval, or filing with or notice to any governmental body or authority or other person is required in connection with the execution, delivery or performance by it of this Agreement; and

(f) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

10. Term; Termination.

(a) Term. This Agreement shall become effective as of the Effective Date and shall terminate on the date on which all obligations hereunder shall have been performed in full and amounts due by Buyers hereunder shall have been paid in full, unless terminated earlier as set forth in this Agreement (the “End Date).

(b) Termination. Notwithstanding Section 9(a), this Agreement may be terminated prior to the End Date as follows:

(i) The parties may terminate this Agreement by mutual written agreement.

(ii) This Agreement shall automatically terminate upon a Change in Control of TERP Inc. As used herein, “Change of Control” means, the occurrence of any of the following: (A) a “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, but specifically excluding SE Holdings and its Affiliates) becoming a beneficial owner, directly or indirectly, of equity representing fifty percent (50%) or more of the total voting power of TERP Inc.’s then outstanding equity capital; (B) TERP Inc or TERP LLC merging into, consolidating with or effecting an amalgamation with another Person, or merging another Person into TERP Inc or TERP LLC, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving Person immediately after such merger, consolidation or amalgamation is represented by equity held directly or indirectly by former equity holders of (and in respect of their former equity holdings in) TERP Inc immediately prior to such merger, consolidation or amalgamation; and (C) TERP LLC directly or indirectly selling, transferring or exchanging all, or substantially all, of its assets to another Person unless greater than fifty percent (50%) of the total voting power of the transferee receiving such assets is directly or indirectly owned by the equity holders of TERP LLC in respect of their former equity holdings in TERP LLC immediately prior to transfer.

(iii) Either Buyer may terminate this Agreement immediately if either Buyer makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

(c) This Agreement may only be terminated pursuant to Section 8(b)(i) or 8(b)(iii) above by TERP LLC with the prior approval of a majority of the members of the Conflicts Committee. “Conflicts Committee” means a committee of the board of directors (or equivalent body) of TERP Inc, established in accordance with TERP Inc.’s certificate of incorporation and by-laws, in each case as then in effect, made up of directors that are “independent” of TERP Inc. and its affiliates. For purposes of this definition, “independent” means a person who satisfies the independence requirements of the rules and regulations of the applicable stock exchange, the U.S. Securities and Exchange Commission and TERP Inc.’s Organizational Documents. The Conflicts Committee shall initially be the Corporate Governance and Conflicts Committee of the board of directors of TERP, Inc.

11. Amendment; Waiver. The parties may amend this Agreement only by a written agreement signed by the parties and that identifies itself as an amendment to this Agreement, provided that, except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless the prior approval of a majority of the members of the Conflicts Committee is obtained and the amendment or waiver is executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

12. Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by facsimile if sent during normal business hours of the recipient; but if not, then on the next business day, (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three business days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to TERP LLC:

TerraForm Power, Inc.

12500 Baltimore Avenue

Beltsville, Maryland 20705

Attn: General Counsel

If to SunEdison, Holdco Buyer or SE Holdings:

SunEdison, Inc.

13736 Riverport Drive, Suite 180;

Maryland Heights, Missouri 63043

Attn: General Counsel

13. Assignment. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, each party shall have the right to assign or otherwise transfer this Agreement, without the prior written consent of the other parties, to any of its affiliates so long as such person remains an affiliate of such party; provided that, (i) such transferring party shall provide written notice to the other parties of such assignment, and (ii) such assignment shall not relieve the transferring party of its obligations hereunder.

14. Successors; No Third Party Beneficiaries. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement are enforceable solely by the parties to the Agreement and their respective successors and permitted assigns and no other person (including the Sellers) shall have the right, separate and apart from the parties hereto, to enforce any provisions of this or to compel any party to comply with the terms of this Agreement

15. Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE

SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16. Mutual Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

17. Governing Law. The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

18. Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter set forth herein. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

20. Further Assurances. Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

21. Counterparts. This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

22. Conflicts. In the event of a conflict between the terms of this Agreement and the Purchase Agreement, this Agreement shall control solely as between Buyers.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

SUNEDISON, INC

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	EVP, CFO & CAO

SUNEDISON HOLDINGS CORPORATION

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	General Counsel

TERRAFORM POWER, LLC

By:	/s/ Sebastian Deschler
Name:	Sebastian Deschler
Title:	SVP & General Counsel

EXHIBIT A

Additional Call Right Projects

Project Names	Estimated Completion Date	Nameplate Capacity	# of Sites
South Plains	Q4 2015	200.0	1
Oakfield	Q4 2015	147.6	1
South Plains II	Q4 2015	150.0	1
Mililani Solar I	Q4 2015	26.0	1
Seven Sisters	Q4 2015	22.6	7

Bingham	Q4 2016	184.8	1
Hancock	Q4 2016	51.0	1
Kawailoa Solar	Q4 2016	65.0	1
Waiawa	Q4 2016	61.1	1
Mililani Solar II	Q4 2016	19.5	1
Four Brothers	Q4 2016	400.0	4

Weaver	2017	73.6	1
Rattlesnake	2017	62.0	1
Route 66 II	2017	100.0	1
Bowers	2017	48.0	1

Total		1,611.2	24

EXHIBIT B

Aggregate Maximum O&M Labor Fees

Projects	2015	2016	2017	2018	2019
Kahuku, Steel Winds I&II, Cohocton, Sheffield	530.9	653.3	780.6	913.3	1,051.2

Amounts in $1,000s